Exhibit 99.2(K)(1)

MASTER TRANSFER AGENCY AND SERVICE AGREEMENT

BETWEEN

THE FUNDS LISTED ON SCHEDULE A HERETO

AND

DST ASSET MANAGER SOLUTIONS, INC.

MASTER TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT made as of the 7th day of June 2018, by and between each management investment company identified on Schedule A hereto, as such Schedule may be amended from time to time (each such investment company made subject to this Agreement in accordance with Section 15.1 below, the “Fund”), and DST ASSET MANAGER SOLUTIONS, INC., a Massachusetts corporation having its principal office and place of business at 2000 Crown Colony Drive, Quincy, MA 02169 (the “Transfer Agent").

WHEREAS, the Fund is a management investment company registered under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund intends to initially offer common shares of beneficial interest (“Shares”), and may do so in one or more series, each as may be named in the attached Schedule A, which may be amended by the parties from time to time (such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Section 15.2 of this Agreement, being herein referred to as a “Portfolio” and collectively as the “Portfolios” and, if none are listed in Schedule A, references to a Portfolio shall be references to the Fund); and

WHEREAS, the Fund on behalf of the Portfolios desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Terms of Appointment and Duties

1.1
Transfer Agency Services.  Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of itself and, where applicable, its Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for each Portfolio’s authorized and issued Shares, dividend disbursing agent and agent in connection with any accumulation, open‑account or similar plans provided to the shareholders of each Portfolio (“Shareholders”), and set out in the currently effective prospectus and statement of additional information.  As used herein, “Portfolio” means (a) in relation to the Fund if it issued shares in separate series, each series of the Fund and (b) in relation to the Fund if it has not issued shares in separate series, the Fund itself  In accordance with procedures established from time to time by agreement between the Transfer Agent and the Fund, (the “Procedures”) with such changes or deviations therefrom as have been (or may from time to time be) agreed upon in writing by the parties, the Transfer Agent agrees that it will perform the following services:

(a) Establish each Shareholder’s account in the Fund on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Shareholder in accordance with the Procedures;

(b) Receive for acceptance and process orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund as identified by the Fund (the “Custodian”);

(c) Pursuant to such purchase orders, record the appropriate number of Shares and book such Shares in the appropriate Shareholder account;

(d) Receive for acceptance and process repurchase requests and directions for delivery of proceeds as specified in the Fund’s prospectus and deliver the appropriate documentation thereof to the Custodian;

(e) In respect to items (b) and (c) above, the Transfer Agent may execute transactions directly with broker‑dealers authorized by the Fund.  In respect to item (d) above, the Transfer Agent may, upon final determination of the repurchase proceeds to be distributed to Shareholders, execute transactions directly with broker dealers authorized by the Fund;

(f) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any repurchase, pay over or cause to be paid over in the appropriate manner such monies as instructed by the repurchasing Shareholders;

(g) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(h) Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio;

(i) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing;

(j) Record the issuance of Shares of the Portfolios and maintain pursuant to SEC Rule 17Ad‑10(e) a record of the total number of Shares of each Portfolio which are authorized, based upon data provided to it by the Fund, and issued and outstanding.  The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are issued and outstanding but shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund;

(k) Accept any information, records, documents, data, certificates, transaction requests by machine readable input, facsimile, CRT data entry and electronic instructions, including e-mail communications, which have been prepared, maintained or provided by the Fund or any other person or firm on behalf of the Fund or from broker-dealers of record or third-party administrators (“TPAs”) on behalf of individual Shareholders.  E-mail exchanges on routine matters may be made directly with the Fund’s contact at the Transfer Agent.  The Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders requesting transactions, including, but not limited to, monetary transactions, change of ownership, or beneficiary changes;

(l) Maintain and manage, as agent for the Fund, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Share purchases and redemptions and the payment of dividends and distributions.  The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent.  In connection with the recordkeeping and other services provided to the Fund hereunder, the Transfer Agent may receive compensation for the management of such accounts and such compensation may be calculated based upon the average balances of such accounts;

1.2	Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraphs, the Transfer Agent shall perform the following services:

(a) Other Customary Services.  (i) perform certain customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open‑account or similar plans (including without limitation any periodic investment plan), including but not limited to: maintaining all Shareholder accounts; preparing Shareholder meeting lists, arranging for mailing of Shareholder reports and prospectuses (including prospectus supplements) to current Shareholders; withholding taxes on U.S. resident and non‑resident alien accounts; preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders; calculating the appropriate sales or withdrawal charges, if any, with respect to each purchase or repurchase of Shares as instructed by the Fund or an authorized person thereof, determining the portion of each sales or withdrawal charge payable to the dealer participating in the sale in accordance with schedules and instructions delivered to the Transfer Agent by the Fund’s distributor or any other authorized person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales or withdrawal charge payable to the Fund’s distributor and disbursing such commissions to the Fund’s distributor;  calculating the appropriate repurchase fee, if any, with respect to each repurchase of Shares as instructed by the Fund or an authorized person thereof and  disbursing repurchase fees as instructed by the Fund or an authorized person thereof; mailing notifications, including repurchase offer notifications, to Shareholders and registered representatives of dealers in accordance with the instructions of the Fund or an authorized person thereof; preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts; preparing and mailing activity statements for Shareholders; and providing Shareholder account information; and (ii) provide a system which will enable the Fund to monitor the total number of Shares sold in each State and report such data to the Fund or its designee.

(b) Control Book (also known as “Super Sheet”).  Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for each Portfolio for each business day to the Fund no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

(c) “Blue Sky” Reporting.  The Fund or its administrator shall identify to the Transfer Agent in writing the states and other U.S. jurisdictions where the Shares of the Portfolios are registered or exempt, and the number of Shares of each Portfolio registered for sale with respect to each state or other jurisdiction, as applicable.  The Transfer Agent shall establish the foregoing parameters on the system for the designated Blue Sky vendor.  The Fund or its administrator shall verify that such parameters have been correctly established for each state or other jurisdiction on the system prior to activation and thereafter shall be responsible for monitoring the daily activity for each state or other jurisdiction.  The responsibility of the Transfer Agent for the Fund's blue sky registration status is solely limited to the initial establishment of the parameters provided by the Fund or the administrator for the vendor’s system and the daily transmission of a file to such vendor in order that the vendor may provide reports to the Fund or the administrator for monitoring as provided in 1.2(a) above;

(d) National Securities Clearing Corporation (the “NSCC”).  When and if the Fund participates in the NSCC: (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Fund), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of authorized broker-dealers on the Fund dealer file maintained by the Transfer Agent;  (ii) issue instructions to the Fund’s banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Portfolio’s records on DST Systems, Inc.’s computer system TA2000 (“TA2000 System”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking;

(e) Performance of Certain Services by the Fund or Affiliates or Agents.  New procedures as to who shall provide certain of these services may be established in writing from time to time by agreement between the Fund and the Transfer Agent.  If agreed to in writing by the Fund and the Transfer Agent, the Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on a Portfolio's behalf.

(f) Anti-Money Laundering (“AML”) Delegation.  In order to assist the Fund with the Fund’s AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund (the “AML Procedures”).  If the Fund elects to have the Transfer Agent implement the AML Procedures and delegate the day-to-day operation of such AML Procedures to the Transfer Agent, the parties will agree to such terms as stated in the attached schedule (“Schedule 1.2(f)” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties.  In consideration of the performance of the AML Procedures by the Transfer Agent pursuant to this Section 1.2(f), the Fund agrees to pay the Transfer Agent for the reasonable administrative expense that may be associated with such AML Procedures.

(g) Call Center Services.  Upon request of the Fund, answer telephone inquiries from 8:00 a.m. to 5:00 p.m., Central Time, each day on which the New York Stock Exchange is open for trading.  The Transfer Agent shall answer and respond to inquiries from existing Shareholders, prospective Shareholders of the Fund and broker-dealers on behalf of such Shareholders in accordance with the telephone scripts provided by the Fund to the Transfer Agent, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests.  In consideration of the performance of the duties by the Transfer Agent pursuant to this Section, the Fund agrees to pay the Transfer Agent the fee set forth on Schedule 3.1 attached hereto and the reimbursable expenses that may be associated with these additional duties; and

(h) Escheatment, Orders, Etc.  If requested by the Fund (and as mutually agreed upon by the parties as to any reasonable reimbursable expenses), provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing).

(i) Interval Fund Services.  Provide certain interval fund services, including management of scheduled purchase gates, repurchase processes, and firm level interval fund processes, as well as gathering and reporting of subscription/commitment letters and repurchase letters as specified in the Fund’s prospectus.

1.3
Tax-related Support.  The parties agree that to the extent that the Transfer Agent provides any services under this Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986, as amended (“Code”) or any other tax law, including without limitation, withholding, as required by federal law, taxes on Shareholder accounts, preparing, filing and mailing information tax reporting on U.S. Treasury Department Forms 1099, 1042, and 1042S, and performing and paying backup withholding as required for shareholders, the Transfer Agent will not make any judgments or exercise any discretion. The Transfer Agent’s responsibilities hereunder shall not extend to or include duties and responsibilities of a “tax return preparer” as defined in the Code. The Fund will provide instructions to the Transfer Agent in connection with the services and shall promptly respond to requests for direction from the Transfer Agent regarding IRS notices and other requests

2.	Exception Services

2.1	Transactions identified under Section 1 of this Agreement shall be deemed exception services (“Exception Services”), which must be mutually agreed upon in advance, when such transactions:

(a)  Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform transfer agency and recordkeeping services;

(b)  Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the Transfer Agent’s recordkeeping system; or

(c)  Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the Transfer Agent’s recordkeeping system than is normally required.

3.	Fees and Expenses

3.1
Fee Schedule.  For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent the fees and charges as set forth in the attached fee schedule (“Schedule 3.1”).  Such other fees and charges identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

3.2
Other Fees and Charges.  In addition to the fees paid under Section 3.1 above, the Fund agrees to pay the Transfer Agent for certain other fees and charges, including but not limited to: AML/CIP annual fee, suspicious activity reporting for networked accounts, audio response, checkwriting, CIP-related database searches, commission fee application, COOL, data communications equipment, computer hardware, DST disaster recovery charge, print vendor products and services, escheatment, express mail and delivery services, FDIC deposit insurance account charges, federal wire charges, forms and production, freight charges, household tape processing, lost shareholder searches, lost shareholder tracking, microfiche, network products, new fund implementation, NSCC processing and communications, postage (to be paid in advance if so requested), offsite records storage, P.O. box rental, print/mail services, programming hours, regulatory compliance fee per CUSIP, reporting (on request and scheduled), returned checks, special mailing, statements, supplies, tax reporting (federal and state), telecommunications equipment, telephone (telephone and fax lines), training, transcripts, travel, TIN certification (W-8 & W-9), year-end processing and other fees, charges or expenses incurred at the direction of the Fund or with advance written notice to the Fund.

3.3
Increases.  The fees and charges set forth on Schedule 3.1 may be increased (i) upon at least ninety (90) days prior written notice, if changes in laws applicable to its transfer agency business or laws applicable to the Fund, which the Transfer Agent has agreed to abide by and implement increases the Transfer Agent’s ongoing costs to provide the affected service or function by five percent (5%) or more; or (ii) in connection with new or additional services, or new or additional functions, features or modes of operation of the TA2000 system.  If the Transfer Agent notifies the Fund of an increase in fees or charges pursuant to subparagraph (i) of this Section 3.3, the parties shall confer, diligently and in good faith and agree upon a new fee or charges to cover the amount necessary, but not more than such amount, to reimburse the Transfer Agent for the increased costs of operation or new fund features.  If the Transfer Agent notified the Fund of an increase in fees under subparagraph (ii) of this Section 3.3, the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new fund feature.

3.4
Postage.  Postage for mailing of dividends, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

3.5
Invoices.  The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice, except for any fees or expenses that are subject to good faith dispute.  In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute.  The Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each invoice if the Fund is disputing any amounts in good faith.  If the Fund does not provide such notice of dispute within the required time, the invoice will be deemed accepted by the Fund.  The Fund shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount.  If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

3.6
Cost of Living Adjustment.  After the first year of the Initial Term, the total fee for all services for each succeeding year shall equal the fee that would be charged for the same services based on the then current fee increased by the percentage increase for the twelve-month period of such previous calendar year of the CPI-W (defined below) or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties, or as otherwise agreed between the parties.  As used herein, “CPI-W” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston-Brockton-Nashua, MA-NH-ME-CT, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics.  Transfer Agent may apply fee increases according to this Section 3.6 upon ninety (90) days’ written notice to Fund.

3.7
Late Payments.  If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Fund shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Transfer Agent) on the first day of publication during the month when such amount was due.  Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

4.	Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Fund that:

4.1	It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

4.2	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.3
It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Fund in the event of any material change in its status as a registered transfer agent.

4.4
It is in material compliance with all federal and state laws, rules and regulations applicable to its transfer agency business and the performance of its duties, obligations and services under this Agreement.

4.5	It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform the services contemplated in this Agreement.

4.6	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.7	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

5.	Representations and Warranties of the Fund

The Fund represents and warrants to the Transfer Agent that:

5.1	It is a business trust or duly organized and existing and in good standing under the laws of the state of Delaware.

5.2	It is empowered under applicable laws and by its Declaration of Trust to enter into and perform this Agreement.

5.3	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

5.4	Prior to the date that services commence under this Agreement, the Fund will be registered under the 1940 Act and will remain so registered during the term of this Agreement.

5.5
Prior to the date that services commence under this Agreement, a registration statement under the 1933 Act, will be effective and will remain effective, and all appropriate state blue sky filings will have been made and will continue to be made, with respect to all Shares being offered for sale.

6.	Data Access and Proprietary Information

6.1
The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund's ability to access certain Fund ‑related data maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party.  In no event shall Proprietary Information be deemed Customer Information (as defined in Section 9.4 below) or the confidential information of the Fund.  The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder.  Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:

(a) Use such programs and databases (i) solely on the Fund’s or such agent’s computers, (ii) solely from equipment at the location(s) agreed to between the Fund and the Transfer Agent and (iii) solely in accordance with the Transfer Agent’s applicable user documentation;

(b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Fund’s computer(s)), the Proprietary Information;

(c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

(d) Refrain from causing or allowing Confidential Information, as defined in subparagraph (b) of Section 9.2 below, transmitted from the Transfer Agent’s computer to the Fund’s or such agent’s computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e) Allow the Fund or such agent to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and

(f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

6.2
Proprietary Information shall not include all or any portion of any of the foregoing items that:  (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

6.3
If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure.  Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.

6.4
If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

6.5
Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 6.  The obligations of this Section shall survive any earlier termination of this Agreement.

6.6
DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE USED IN CONNECTION WITH THE PERFORMANCE OF THE SERVICES UNDER THIS AGREEMENT ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS.  THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  For the avoidance of doubt, nothing in this Section 6.6 shall modify the Transfer Agent’s standard of care under this Agreement.

7.	Indemnification

7.1
The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent harmless from and against any and all losses, damages, reasonable costs and charges of the Transfer Agent, reasonable counsel fees (including the defense of any lawsuit in which the Transfer Agent or its affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(b) The Fund’s lack of good faith, negligence or willful misconduct;

(c) The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions, or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Fund or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by counsel to the Fund after consultation with such legal counsel and upon which instructions or opinion the Transfer Agent is expressly permitted to rely or opinions of legal counsel that are obtained by the Transfer Agent; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

(e) The acceptance of facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs or the Fund, and the reliance by the Transfer Agent on the broker-dealer, TPA or the Fund ensuring that the original source documentation is in good order and properly retained;

(f) The negotiation and processing of any checks, wires and ACH transmissions including without limitation for deposit into, or credit to, the Fund’s demand deposit accounts maintained by the Transfer Agent; or

(g) Upon the Fund’s request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.

7.2
The Transfer Agent shall indemnify and hold the Fund harmless from and against any losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising directly out of or attributable to any action or failure or omission to act by the Transfer Agent to act as a result of the Transfer Agent’s lack of good faith, negligence or willful misconduct in the performance of its services hereunder.

7.3
In order that the indemnification provisions contained in this Section 7 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim, including reasonable efforts to notify  the indemnifying party of the costs, charges and attorney’s fees incurred by the indemnified party in the defense of a claim.  The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party.  The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent, which shall not be unreasonably withheld or delayed.

8.	Standard of Care

The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents.  The parties agree that any encoding or payment processing errors shall be governed by this standard of care and that Section 4-209 of the Uniform Commercial Code is superseded by Section 8 of this Agreement.  This standard of care also shall apply to Exception Services, as defined in Section 2 herein, but shall take into consideration and make allowances for the manual processing and non-standard work involved in Exception Services.

9.	Confidentiality

9.1
The Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any Confidential Information (as defined below) of the other party used or gained by the Transfer Agent or the Fund during performance under this Agreement.  The Fund and the Transfer Agent further covenant and agree to retain all such Confidential Information in trust for the sole benefit of the Transfer Agent or the Fund and their successors and assigns.  In the event of breach of the foregoing by either party, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure of the Confidential Information in breach of this Agreement, the party whose Confidential Information is disclosed shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.  The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such Confidential Information to its sub-contractor or Fund agent for purposes of providing services under this Agreement.

9.2
For purposes of this Agreement, Confidential Information shall mean: (a) with respect to Confidential Information of the Fund: (i) shareholder lists, cost figures and projections, profit figures and projections, all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans) relating to the business of the Fund, or any other secret or confidential information whatsoever of the Fund; and (ii) all information that the Fund is obligated by law to treat as confidential for the benefit of third parties, including but not limited to Customer Information (defined below); and (b) with respect to the Transfer Agent’s Confidential Information:  all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans, customer names and other information related to customers, fee schedules, price lists, pricing policies, financial information, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how,” organizational structure, user guides, marketing techniques and materials, marketing and development plans, and data processing software and systems relating to the Transfer Agent’s business, operations or systems (or to the business, systems or operations of the Transfer Agent’s affiliates.

9.3
The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the receiving party without the use of any information provided by the disclosing party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the disclosing party or its agents direct the Transfer Agent or its agents to employ, or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.  With respect to any disclosure by the Transfer Agent pursuant to (c) above, the Transfer Agent shall make reasonable efforts to provide the Fund with reasonable notice prior to any such disclosure unless prohibited from doing so by law, rule, regulation or regulatory authority.

9.4
For purposes of this Agreement, “Customer Information” means all the customer identifying data however collected or received, including without limitation, through “cookies” or non-electronic means pertaining to or identifiable to the Fund’s Shareholders, prospective shareholders and plan administrators (collectively, “Fund Customers”), including without limitation, (i) name, address, email address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects the use of or interactions with a Fund service, including the Fund’s web site; or (iii) any data otherwise submitted in the process of registering for a Fund service.  For the avoidance of doubt, Customer Information shall include all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) (“GLB Act”) and the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq.,  (“Mass Privacy Act”).  This Agreement shall not be construed as granting the Transfer Agent any ownership rights in the Customer Information.

9.5
The Transfer Agent will use the Confidential Information, including Customer Information, only in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Fund and the Transfer Agent or any of its affiliates and (ii) to manage the business of the Transfer Agent and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party.   Such information shall be used in compliance with all applicable federal and state privacy laws, including the GLB Act and the Mass Privacy Act, as such is applicable to its transfer agency business.

9.6
In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will use reasonable efforts to notify the Fund (except where prohibited by law) and to secure instructions from an authorized officer of the Fund as to such inspection.  The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

10.	Covenants of the Fund and the Transfer Agent

10.1	The Fund shall promptly furnish to the Transfer Agent the following:

(a) A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b) A copy of the organizational documents of the Fund and all amendments thereto.

10.2
The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

10.3
Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form, manner and for such periods, as it may deem advisable in accordance with its record retention policies and as may be required by the laws and regulations applicable to its business as a Transfer Agent, including those set forth in 17 CFR 240.17Ad-6 and 17 CFR 240.17Ad-7, as such regulations may be amended from time to time.  The Transfer Agent shall also maintain customary records in connection with its agency for the Fund; particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940.  The Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and rules, and will be surrendered promptly to the Fund on and in accordance with its request.  The Fund and any authorized person thereof shall have access to such books and records in the possession or under control of Transfer Agent at all times during the Transfer Agent’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records in the possession or under the control of the Transfer Agent shall be provided by Transfer Agent to the Fund or any authorized person thereof  Records maintained by the Transfer Agent on behalf of the Fund shall be made available for examinations by the SEC upon reasonable request and shall be maintained by the Transfer Agent for such period as required by applicable law or until such earlier time as the Transfer Agent has delivered such records into the Fund’s possession or destroyed them at the Fund’s request.

10.4
Compliance Program.  The Transfer Agent maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act.  Pursuant to its compliance program, the Transfer Agent will provide periodic measurement reports to the Fund.  Upon request of the Fund, the Transfer Agent will provide to the Fund in connection with any periodic annual or semi-annual shareholder report filed by the Fund or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to the Transfer Agent’s performance of the services set forth in this Agreement and its internal controls related thereto.  In addition, on a quarterly basis, the Transfer Agent will provide to the Fund a certification in connection with Rule 38a-1 under the 1940 Act.  The Transfer Agent reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments.

10.5
Reports.  The Transfer Agent will furnish to the Fund, on a semi-annual basis, a report in accordance with Statements on Auditing Standards No. 70 or such other report as may be implemented by applicable accounting or regulatory authority in lieu thereof (the “SOC 1 Report”) as well as such other reports and information relating to the Transfer Agent’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the Fund may reasonably request.

10.6
Information Security.  The Transfer Agent has implemented and will continue to maintain throughout the term of this Agreement at each service location physical and information security and data protection safeguards against the destruction, loss, theft, unauthorized access, unauthorized use, or alteration of the Fund’s Confidential Information, including Customer Information, in the possession of the Transfer Agent that will be no less rigorous than those in place at the effective date of this Agreement as described in Schedule 10.6, and from time to time enhanced in accordance with changes in regulatory requirements.  The Transfer Agent will, at a minimum, update its policies to remain compliant with applicable regulatory requirements, including those under the GLB Act and the Mass Privacy Act.  The Transfer Agent will meet with the Fund, at its request, on an annual basis to discuss information security safeguards and shall provide the Fund with certain information as discussed in Section 14 below.  If the Transfer Agent or its agents discover or are notified that someone has violated security relating to the Fund’s Confidential Information, including Customer Information, the Transfer Agent will promptly (a) notify the Fund of such violation, and (b) if the applicable Confidential Information was in the possession or under the control of the Transfer Agent or its agents at the time of such violation, the Transfer Agent will promptly (i) investigate, contain and address the violation, and (ii) advise the Fund as to the steps being taken that are reasonably designed to prevent future similar violations.

10.7
Business Continuity.  The Transfer Agent will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Fund.  The Transfer Agent will test the adequacy of its business continuity plan at least annually and upon request, the Fund may participate in such test.  Upon request by the Fund, the Transfer Agent will provide the Fund with a letter assessing the most recent business continuity test results.  In the event of a business disruption that materially impacts the Transfer Agent’s provision of services under this Agreement, the Transfer Agent will promptly notify the Fund of the disruption and the steps being implemented under the business continuity plan.  The Transfer Agent shall take commercially reasonable steps to minimize service interruptions in the event of equipment failure, work stoppage, communication disruption or other impossibility of performance beyond the Transfer Agent’s control. The Transfer Agent shall maintain at a location other than its normal location appropriate redundant facilities for operational back up in the event of a power failure, disaster or other interruption.  The Transfer Agent shall continuously back up Fund records, and shall store the back up in a secure manner at a location other than its normal location, so that, in the event of a power failure, disaster or other interruption at such normal location, the Fund records, will be maintained intact and will enable the Transfer Agent to perform under this Agreement.

10.8
Insurance.  The Transfer Agent shall maintain insurance coverage including, without limitation, a fidelity bond covering larceny and embezzlement, an insurance policy with respect to directors’ and officers’ errors and omissions coverage and cybersecurity coverage at commercially reasonable levels appropriate in light of its duties and responsibilities hereunder. Upon the request of the Fund, the Transfer Agent shall provide evidence that coverage is in place. The Transfer Agent shall notify the Fund should such insurance coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. The Transfer Agent shall notify the Fund of any material claims against it with respect to the services provided under this Agreement to the Fund, whether or not they may be covered by insurance, and shall notify the Fund should the total outstanding claims made by the Transfer Agent under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

10.9
Compliance with Laws.  Transfer Agent and Fund shall each comply in all material respects with all state and federal laws applicable to the performance of respective duties, obligations, and services under this Agreement.

11.	Termination of Agreement

11.1
Term.  The initial term of this Agreement (the “Initial Term”) shall be five (5) years from the date first stated above (the “Initial Term”).  This Agreement shall automatically extend for additional, successive two (2) year terms (each a “Renewal Term”) unless terminated as of the end of the Initial Term or a Renewal Term by the Fund on not less than nine (9) months written notice to the Transfer Agent.   In the event a Fund wishes to terminate this Agreement as to the Fund prior to the expiration of the Initial Term or a Renewal Term, the Fund shall give the Transfer Agent at least six (6) months prior written notice and shall be subject to the terms of this Section, including the payments applicable under Section 11.3.  One hundred twenty (120) days before the expiration of the Initial Term or a Renewal Term, the Transfer Agent and the Fund will agree upon a Fee Schedule for such Renewal Term.  In the event the parties fail to agree upon a new Fee Schedule as of such date, the Fee Schedule set forth as Schedule 3.1 hereto shall remain in effect subject to increase under Section 3.6.  Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (defined below).  This Agreement may be terminated with respect to one or more Funds or Portfolios and remain effective with respect to other Funds or Portfolios, with such terminating Funds subject to Section 11.3 below.

11.2
Deconversion.  In the event that this Agreement is terminated or not renewed for any reason by the Fund, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Fund, the Transfer Agent, at Fund’s request, shall offer reasonable assistance to the Fund in converting the Fund’s records from the Transfer Agent’s systems to whatever services or systems are designated by the Fund (the “Deconversion”).  Such Deconversion is subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties.  As used herein “reasonable assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of the Transfer Agent, including the Proprietary Information as defined in Section 6.1, or (iii) to develop Deconversion software, or to modify any of the Transfer Agent’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.

11.3	Termination or Non-Renewal.

(a)  Outstanding Fees and Charges.  In the event of termination or non-renewal of this Agreement, the Fund will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement (i) which have been accrued and remain unpaid as of the date of such notice of termination or non-renewal and (ii) which thereafter accrue for the period through and including the date of the Fund’s Deconversion.

(b)  Deconversion Costs. In the event of termination or non-renewal of this Agreement, the Fund shall pay the Transfer Agent for the Deconversion costs as noted in Section 11.2.

(c)  Early Termination for Convenience.  In addition to the foregoing, in the event that (i) the Fund terminates this Agreement prior to the end of the Initial Term or the Renewal Term other than due to the Transfer Agent’s bankruptcy under Section 11.6 or for cause under Section 11.7; or (ii) the Transfer Agent terminates this Agreement for cause under Section 11.7, or due to the Funds’ bankruptcy under Section 11.6 or due to unpaid invoices under Section 11.5, the Fund shall in each case pay the Transfer Agent an amount equal to the average monthly fee paid by the Fund to the Transfer Agent under the Agreement multiplied by the number of months remaining in the Initial or Renewal Term and calculated as set forth on the then current Fee Schedule, on the date notice of termination was given to the Transfer Agent (the “Early Termination Fees”).  Notwithstanding the foregoing, no such Early Termination Fees will be required for termination in the event of (i) the liquidation or dissolution of the Fund or a Portfolio and distribution of the Fund’s or a Portfolio’s assets, (ii) a merger of the Fund or a Portfolio into, or the consolidation of the Fund or a Portfolio with, another organization or series, or (iii) the sale by the Fund or a Portfolio of all or substantially all of its assets to another organization or series.

(d) Post-Deconversion Support Fees. In the event of termination or non-renewal of this Agreement, the Fund shall pay the Transfer Agent all reasonable fees and expenses for providing any support services that the Fund requests the Transfer Agent to provide post Deconversion, including but not limited to tax reporting and open issue resolution.

The amounts set forth in paragraphs (a), (b) and (c) above, shall become due and payable and shall be paid by the Fund on the business day immediately prior to the Deconversion.  The amounts set forth in (d) shall be invoiced as incurred and paid promptly by the Fund upon receipt of such invoices.

11.4
Confidential Information.  Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

11.5
Unpaid Invoices.  The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Fund to the Transfer Agent being outstanding for more than ninety (90) days after receipt by the Fund, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.5 of this Agreement.

11.6
Bankruptcy.  Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

11.7
Cause. If one of the parties hereto shall be materially in default in the performance of any of its duties and obligations under this Agreement (the “Defaulting Party”), the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party in sufficient detail to permit the Defaulting Party to identify and cure such default. and if such default or breach shall not have been remedied within thirty (30) days after such written notice is given, or, if not capable of remedy within thirty (30) days, a good faith effort is not promptly commenced and thereafter diligently pursued in an appropriate manner, then the Non-Defaulting Party may terminate the Agreement by thirty (30) days written notice of such termination to the Defaulting Party.

11.8
In the event that the Fund terminates this Agreement prior to the end of the Initial Term or the Renewal Term, other than by reason of the Transfer Agent’s bankruptcy under Section 11.6 or for cause under Section 11.7, then effective as of the first day of any month in which the Transfer Agent receives notice of such termination, all discounts of fees and charges or fee concessions provided under this Agreement and any related agreements shall cease and shall be recoverable retroactively to the date such discount or fee concession was first granted and the Fund shall return the amount of any such discounts and fee concessions and thereafter pay full, undiscounted fees and charges for the services.

11.9
The parties agree that the effective date of any Deconversion as a result of termination hereof shall not occur during the period from December 15th through March 1st of any year to avoid adversely impacting a year-end.

11.10
Within thirty (30) days after completion of a Deconversion, the Funds will give notice to the Transfer Agent containing reasonable instructions regarding the disposition of tapes, data files, records, original source documentation or other property belonging to the Fund and then in the Transfer Agent’s possession and shall make payment for the Transfer Agent’s reasonable costs to comply with such notice.  If the Fund fails to give that notice within thirty (30) days after termination of this Agreement, then the Transfer Agent may dispose of such property as it sees fit.  The reasonable costs of any such disposition or of the continued storage of such tapes, data files, records, original source documentation or other properties shall be billed to, and within thirty (30) days of receipt of such invoice paid by, the Fund.  Failure to pay such sums when due shall incur a late charge in accordance with Section 3.7 of this Agreement.  The Transfer Agent may keep one copy of certain Fund related records to the extent, and for such period, as may be legally required in order to comply with regulatory requirements applicable to the Transfer Agent, as discussed under Section 10.3.

12.	Assignment and Third Party Beneficiaries

12.1
Except as provided in Section 13 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.  Any attempt to do so in violation of this Section shall be void.  Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

12.2
Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

12.3
This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund.  Other than as provided in Section 13 and Schedule 1.2(f), neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

13.	Subcontractors

13.1
The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with an affiliate of the Transfer Agent which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act; provided, however, that the Transfer Agent shall be fully responsible to the Fund for the acts and omissions of its affiliate as it is for its own acts and omissions.  The foregoing shall not be deemed to apply to any direct contracts between the Fund and any affiliate of the Transfer Agent as to which the Transfer Agent is not a party.  The Transfer Agent may provide the services hereunder from service locations within or outside of the United States.  The Transfer Agent will notify the Funds and obtain the Funds’ prior written consent (not to be unreasonably withheld or delayed) prior to using offshore resources for call center services.  For all other services, the Transfer Agent will use commercially reasonable efforts to notify the Funds of any material changes to the other services or support to be provided through offshore resources as described in sections 13.2 and 13.3 below; provided, however, the failure to provide such advance notice is not a breach of this Agreement.

13.2
Except as provided in Section 13.3 below, if the Transfer Agent engages a domestic or offshore third party (including any Transfer Agent affiliate(s)) to provide services under this Agreement which requires such third party to have encrypted access to the Funds’ Confidential Information, or if the Transfer Agent engages a domestic third party (excluding any Transfer Agent affiliate(s)) to provide services under the Agreement which requires such third party to have unencrypted access to the Fund’s Confidential Information, the Transfer Agent shall, (i) provide notice as provided in 13.1 above of such engagement, provided, however, such notice may be accomplished if, as part of a regularly scheduled management meeting with the Transfer Agent and the Fund, the Transfer Agent provides to the Fund a list summarizing such third parties that may be used by the Transfer Agent and the services that may be provided; and (ii) provide the Fund an opportunity to review the Transfer Agent’s policies and procedures which govern the Transfer Agent’s management of its relationship with those parties including, if applicable, reasonable documents showing the Transfer Agent’s diligence of such third parties.  The Transfer Agent shall be fully responsible to the Fund for the acts and omissions of a domestic or offshore third party under this Section 13.2 as it is for its own acts and omissions.

13.3
If the Transfer Agent engages an offshore third party (excluding any Transfer Agent affiliate(s)) to provide services under the Agreement which requires such third party to have unencrypted access to the Funds’ Confidential Information, the Transfer Agent shall, (i) provide prior notice and receive the Fund’s prior written consent of such engagement, provided, however, such notice and consent may be accomplished if, as part of a regularly scheduled management meeting with the Transfer Agent and the Fund, the Transfer Agent provides to the Fund a list naming such third parties and summarizing the services to be provided by such third parties and the Fund’s Confidential Information to which such third parties will be provided access and the Fund consents in writing to such use, and (ii) provide the Fund an opportunity to review any offshore environment of such third party and the Transfer Agent’s policies and procedures which govern the Transfer Agent’s oversight and management of its relationship with those parties including, if applicable, reasonable documents showing the Transfer Agent’s diligence of such third parties. For clarification, unless otherwise provided as part of such notice and consent, the Fund’s consent of a third party under this Section shall not be limited to any specific project, but shall instead be consent to the Transfer Agent’s future use of such third party for future projects; provided that the services to be provided in such future projects are the same as the services previously consented to by the Fund and there is no change to the scope of the Fund’s Confidential Information to which such third parties will be provided access.  The Transfer Agent shall be fully responsible to the Fund for the acts and omissions of an offshore third party engaged by the Transfer Agent as provided under this Section 13.3 as it is for its own acts and omissions.

13.4
The above requirements do not apply to the Transfer Agent’s use of third party services and tools that provide infrastructure necessary to provide services under this Agreement, such as third party software used as service platforms or tools that may be hosted outside of the Transfer Agent, and cloud services or email services such as Microsoft 360 or similar tools, which will not have unencrypted access to Confidential Information of the Fund, including Customer Information.

13.5
For purposes of the above provisions, domestic work is work performed in either the United States or Canada and offshore work is work that is performed outside of the United States and Canada, provided that for such offshore work (i) the Transfer Agent shall require such offshore third parties to comply with all laws applicable to the performance of such services and functions outside of the United States, including applicable export and data privacy/processing laws and regulations, and; (ii) such work may not be performed in OFAC Sanctioned Countries as well as the People's Democratic Republic of Korea (North Korea), Russia and Russia controlled territories, and the People's Republic of China outside of the Special Administrative Regions of Hong Kong and Macau).

13.6
For purposes of this Agreement, unaffiliated third parties such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, shall not be deemed to be subcontractors of the Transfer Agent provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

14.	Site Visits and Inspections; Regulatory Examinations

During the term of this Agreement, authorized representatives of the Fund may conduct periodic site visits of the Transfer Agent’s facilities and inspect the Transfer Agent’s records and procedures solely as they pertain to the Transfer Agent’s services for the Fund under or pursuant to this Agreement.  Such inspections shall be conducted at the Fund’s expense (which shall include costs related to providing materials, copying, faxing, retrieving stored materials, and similar expenses) and shall occur during the Transfer Agent’s regular business hours and, except as otherwise agreed to by the parties, no more frequently than once a year.  In connection with such site visit and/or inspection, the Fund shall not attempt to access, nor will it review, the records of any other clients of the Transfer Agent and the Fund shall conduct the visit/inspection in a manner that will not interfere with the Transfer Agent’s normal and customary conduct of its business activities, including the provision of services to the Fund and to other clients. Such inspections shall not involve any direct access to the Transfer Agent or its affiliates’ systems nor the performance of any testing thereon.  The Transfer Agent shall have the right to immediately require the removal of any Fund representatives from its premises in the event that their actions, in the reasonable opinion of the Transfer Agent, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of the Transfer Agent.  The Transfer Agent may require any persons seeking access to its facilities to provide reasonable evidence of their authority.  The Transfer Agent may also reasonably require any of the Fund’s representatives to execute a confidentiality agreement before granting such individuals access to its facilities.  The Transfer Agent will also provide reasonable access to the Fund’s governmental regulators, at the Fund’s expense, solely to (i) the Fund’s records held by the Transfer Agent and (ii) the procedures of the Transfer Agent directly related to its provision of services to the Fund under the Agreement.

15.	Additional Funds or Portfolios

15.1
Additional Funds. In the event that any investment company in addition to those listed on Schedule A hereto desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees to provide such services, such investment company shall become a Fund hereunder and be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth herein.

15.2
Additional Portfolios. If the Fund establishes one or more series in addition to the Portfolios listed on the attached Schedule A, with respect to which the Fund desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series shall become a Portfolio hereunder.

16.	Miscellaneous

16.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Fund.

16.2	Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

16.3
Force Majeure.  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

16.4
Consequential Damages.  Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

16.5
Survival.  All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality, data use and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

16.6
Severability.  If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

16.7
Priorities Clause.  In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

16.8
Waiver.  No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

16.9	Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

16.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

16.11.
Reproduction of Documents.  This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

16.12
Notices.  All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to the Transfer Agent, to:
DST Asset Manager Solutions, Inc.
2000 Crown Colony Drive
Quincy, MA 02169
Attention: Legal Department

(b)	If to the Fund, to:
220 East Las Colinas Blvd.
Suite 1200
Irving, Texas 75039
Attention: Terri McKinney

17.	Limitations of Liability of the Trustees and Shareholders

A copy of the trust instrument is on file with the Secretary of the State of the state of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the trustees or Shareholders individually but are binding only upon the assets and property of the Fund.

18.	Separate Agreement; Separate Liability

Although the parties have executed this Agreement in the form of a Master Transfer Agency and Service Agreement for administrative convenience, this Agreement shall create a separate agreement for each management investment company identified on Schedule A hereto and for each Portfolio designated on Schedule A, as though each Fund had separately executed an identical transfer agency and service agreement for itself and for each of its Portfolios. No responsibilities of any Fund or Portfolio shall be attributed to any other Fund or Portfolio.  Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund or Portfolio are separate and distinct from the assets and liabilities of each other Fund or Portfolio and that no Fund or Portfolio shall be liable or shall be charged for any debt, obligation or liability of any other Fund or Portfolio, whether arising under the Agreement or otherwise.

Signature page to follow

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE MANAGEMENT INVESTMENT COMPANIES ON BEHALF OF EACH OF THE PORTFOLIOS SET FORTH ON SCHEDULE A HERETO, SEVERALLY AND NOT JOINTLY	DST ASSET MANAGER SOLUTIONS, INC.

By: /s/ Terri L. McKinney 6/7/18	By: /s/ Brandon Anderson 6/7/18

Name: Terri L. McKinney	Name: Brandon Anderson

Title: Vice President	Title: Managing Director
As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

Schedule A

American Beacon Sound Point Enhanced Income Fund

SCHEDULE 1.2(f)
AML DELEGATION
Dated: June 7, 2018

1.	Delegation.

1.1
In order to assist each management investment company identified on Schedule A to the Master Transfer Agency and Service Agreement (each, the “Fund”) with the Fund’s anti-money laundering (“AML”) program compliance responsibilities under applicable AML Laws and Regulations (as defined below), the Transfer Agent offers certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; (ii) assist in the verification of persons opening accounts with the Fund; and (iii) assist the Fund to comply with the sanctions programs administered by the U.S. Officer of Foreign Assets Control (“OFAC”), including the detection of persons or entities in the database of specially designated nationals administered by OFAC (the “OFAC Database”) attempting to maintain accounts.  The Fund has had an opportunity to review the AML Procedures with the Transfer Agent and desires to implement the AML Procedures as part of the Fund’s overall AML program (the “AML Program”).

1.2
Subject to the terms and conditions set forth in the Agreement and this AML Delegation, the Fund hereby instructs and directs the Transfer Agent to implement the AML Procedures as set forth in Section 4 below on the Fund’s behalf and delegates to the Transfer Agent the day-to-day operation of the AML Procedures.  The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Fund and the Transfer Agent upon the execution by such parties of a revised Schedule 1.2(f) bearing a later date than the date hereof.

1.3
The Transfer Agent agrees to perform such AML Procedures, with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this AML Delegation and the Transfer Agency and Service Agreement.

2.
Consent to Examination.  In connection with the performance by the Transfer Agent of the AML Procedures, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the Bank Secrecy Act of 1973 (the “BSA”), as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) and the applicable regulations thereunder (collectively with the BSA and the USA PATRIOT Act, the “AML Laws and Regulations”) and that the records the Transfer Agent maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance.  The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review.  For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.
Limitation on Delegation.  The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the AML Laws and Regulations or for any other matters that have not been delegated hereunder.  Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information.

4.	AML Procedures[1]

4.1
Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent shall:

(a)
On a daily basis, submit all new customer account registrations and registration changes against the OFAC Database, the Politically Exposed Persons (“PEP”) database, and such other lists or databases as may be required from time to time by applicable regulatory authorities.  In the event that the Transfer Agent identifies a match to the OFAC Database, the Transfer Agent shall notify the AML Compliance Officer immediately and the Transfer Agent shall consult with the AML Compliance Officer with respect to what actions, if any, should be taken.  In the event that the Transfer Agent identifies a match to the PEP Database, the Transfer Agent shall notify the AML Compliance Officer as soon as reasonably practicable following the identification of the match and the Transfer Agent shall consult with the AML Compliance Officer with respect to the due diligence necessary for the transaction/account;

(b)	Periodically, submit all account registrations through the OFAC Database, the PEP database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c)	On a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC Database;

(d)
Review certain types of redemption transactions that occur within thirty-four (34) days of an account establishment, registration change, or banking information change (e.g. redemption by wire within 34 days of banking information change; rapid depletion of account balance after establishment; and redemption by check within 34 days of address change);

(e)	Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(f)	Review accounts with small balances followed by large purchases;

(g)	Review accounts with frequent activity within a specified date range followed by a large redemption;

(h)	Review purchase and redemption activity by check that meets or exceeds the $100,000 threshold on any given day;

(i)	Follow the Fund’s no cash and no third-party checks policies as set forth in the current prospectus.

(j)
Determine, in consultation with the AML Compliance Officer, and subject to Section 4.2 below when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(k)	To the extent required under applicable law, monitor and track currency transactions and file Currency Transaction Reports (“CTRs”) with FinCEN for each transaction involving $10,000 or more.

(l)
Implement a Customer Identification Program (“CIP”) on behalf of the Fund by: (i) collecting identifying information from each customer seeking to open an account; (ii) taking reasonable steps to verify the identity of any person seeking to become a new customer of the Fund and notifying the Fund in the event such person cannot be verified; (iii) maintaining records of the information used to verify the person’s identity, as required; and (iv) determining whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

1 The accounts, transactions, items and activity reviewed in each case are subject to certain standard exclusions as set forth in written procedures of the Transfer Agent, which have been made available to the Fund and which may be modified from time to time.

(m)
If a customer’s identity cannot be verified from the information provided, the Transfer Agent will notify and consult with the AML Compliance Officer or another appropriate Fund officer, regarding whether a SAR will be filed for lack of verification.  For a new account, the Transfer Agent will reject the account application.  For an existing account, the Transfer Agent will place a stop purchase restriction on the account, and with the consent of the AML Compliance Officer, may close the account.

(n)
with respect to certain Legal Entity Customers, as defined in 31 C.F.R. 1010 230(e) seeking to open new accounts with the Fund, take reasonable steps to verify the identity of the natural person(s) retaining ownership or controlling interest in such legal entity (the “ Beneficial Owner(s)”), as such ownership and controlling interests are defined in 31 C.F.R. 1010.230.  In the event that the Transfer Agent, after taking reasonable steps, cannot verify the identity of at least one natural person that is a Beneficial Owner of the legal entity seeking to open a new account with the Fund, such account will not be established;

(o)
Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 1010.610 for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 1010.605).  The Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire.  If an account is determined to have a medium or above risk-ranking, the Transfer Agent will monitor the account on a monthly basis for unusual activity.  In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Fund’s AML Officer for further instruction.  Upon request by the Fund, the Transfer Agent will generate periodic reports of existing correspondent accounts for foreign financial institutions for review by the Fund for purposes of compliance with Section 312 of the USA PATRIOT Act.

(p)
Upon the request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act.

(q)
Create and retain records required under 31 C.F.R. 1010.410 in connection with the transmittals of funds in amounts equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions.

4.2
In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR or other similar report or notice to OFAC, FinCEN or other applicable regulatory agency, then the Transfer Agent shall also immediately notify and consult with the Fund’s AML Compliance Officer or another appropriate Fund officer to determine whether such a filing should be made, unless prohibited by applicable law.

4.3
AML Reporting.  On a quarterly basis, the Transfer Agent shall provide a report to the Fund on its performance of the AML Delegated Duties, among other compliance items, which report shall include information regarding the number of: (i) potential incidents involving unusual or suspicious activity, (ii) SARs and other reports or notices filed on behalf of the Fund, (iii) outstanding customer verification items, and (iv) potential and confirmed matches against the “Known Offender”, OFAC database and PEP database.  Notwithstanding anything in this Section 4.3 to the contrary, the Transfer Agent reserves the right to amend and update the form of its AML reporting from time to time to comply with new or amended requirements of applicable law or to enhance its compliance program.

5.	All defined terms and definitions in the Agreement shall have the same meaning in this Delegation except as specifically revised by this Delegation.

6.	To the extent there is conflict between the terms of this Delegation and the Agreement, the terms of this Delegation shall govern to the extent such terms pertain to this Delegation.

AML DELEGATION
SIGNATURE PAGE

EACH OF THE MANAGEMENT INVESTMENT COMPANIES ON BEHALF OF EACH OF THE PORTFOLIOS SET FORTH ON SECHDULE A HERETO, SEVERALLY AND NOT JOINTLY	DST ASSET MANAGER SOLUTIONS, INC.

By: /s/ Terri L. McKinney 6/7/18	By: /s/ Brandon Anderson 6/7/18

Name: Terri L. McKinney	Name: Brandon Anderson

Title: Vice President	Title: Managing Director

SCHEDULE 3.1
FEES AND EXPENSES
Effective Date:  June 7, 2018 through June 6, 2023

General:  Fees are billable on a monthly basis at the rate of 1/12 of annual fee.  A charge is made for an account in the month that an account opens or closes.

I.	Relationship Minimum Fee:

Months 1 - 4	Waived
Months 5-12	$7,000 per month
Years 2-5	$125,000 per year

(Note: Relationship Minimum applies unless aggregate charges for all products in the affected month included in Section II exceed one-twelfth of the annual minimum.  Relationship Minimum starts when escrow of the first product is broken and contract term commences to age.)

II.	Account Service Fees:

A.	Product Minimum Fee	$25,000 per year per product for 1st CUSIP in each

	Product	$5,000 per year for each additional CUSIP within same Product

B.	Account and Processing Fees Compared to Minimum:

Asset Based Fees (basis points)[2]
$0 to $250,000,000	3.0 Basis Points
$250,000,000 - $1,000,000,000	2.25 Basis Points
> $1,000,000,000	1.5 Basis Points

Open Accounts
0 – 50,000	$7.50 per acct per year
> 50,000	$5.00 per acct per year
Closed Account Fee	$1.80 per acct per year
New Account Setup Fee - Manual	$15.00 per NASU
New Account Setup Fee – Semi Automated	$8.00 per NASU
New Account Setup Fee – Fully Automated	$2.00 per NASU
Phone Calls	$8.00 per call
Correspondence	$5.00 per item
Redemption Fees	$10.00 per item

(Note:  Product Minimum (Section II.A) applies unless aggregate charges for each product in the affected month included in Section II.B exceeds one-twelfth of the annual minimum.)

2 Each financial product, inclusive of all share classes for that product, is measured individually for purposes of the asset based fees described above averaged over the course of the applicable billing period.

III.	Other Services: [3]

Financial Product Setup Fee	$10,000 per CUSIP

Closing Services	$3.00 per position
Closing Services Minimum	$25,000 per product per event

(Closing Services may include the following: coordination from non-traded to listed / traded product, liquidation event, or merger with existing public company.  Programming fees related to Closing Services are not included.  The greater of the closing services per product minimum or the per position fee will apply.)

K-1 Account Fee	$2.00 per account
K-1 Minimum Fee	$5,000 per year
(Provide K-1 allocation file to the client selected tax preparer)

Escheatment – Inactivity
Minimum Fee	$3,750 per filing
CUSIP Fee	$250 per CUSIP per filing
Per Item	$5.00 per item plus expenses as incurred

Escheatment – RPO
CUSIP Fee	$125 per CUSIP per filing
Per Item	$1.00 per item plus expenses as incurred

Ad-hoc Reports	$60 per report

AIP	$2,500 per month

Distribution Fee	$2,000 per fund per month
(Deferred Compensation Payment Support)

*Self-directed Custodial Services	$15.00 per SSN-paid by s/o

TA2000 Print Data Transmission	$0.05 per record
(Data supplied to client selected print vendor)

3 DST requires 120 days’ notice to begin providing Optional Services, which time period may be reduced upon mutual agreement.  DST requires 120 days’ notice to cease supporting and billing for Optional Services.  The Fund will be billed for Optional Services ended prior to the 120 days at the average monthly amount for that function from the prior six months invoices multiplied by the number of months or partial months to the full 120 day period.

IV.	*Programming/Implementation Fees:

*Computer/Technical Personnel (2018 Standard Rates):
*Business Analyst/Tester:
Dedicated	$113,087 per year (1,690 hours)
On Request	$90.48 per hour
*COBOL Programmer:
Dedicated	$173,663 per year (1,690 hours)
On Request	$135.20 per hour
*Workstation Programmer:
Dedicated	$220,630 per year (1,690 hours)
On Request	$180.96 per hour
*Web Developer:
Dedicated	$260,543 per year (1,690 hours)
On Request	$215.28 per hour

*Full Service Staff Support:
Senior Staff Support	$77.50 per hour
Staff Support	$57.50 per hour
Clerical Support	$47.50 per hour

Systems Implementation Fee	$25,000
(Applies to the initial implementation of the business only. Due at signing of Letter of Intent).

Data Conversion Fee	TBD
(Applicable only if historic data converted from previous system)

Notes to Above Fees:

1)
Reimbursable and other fees and expenses include but are not limited to: confirmation statements, AML/CIP, regulatory compliance, escheatment, freight, internal postage, quarterly statements, postage, long distance telephone calls, records retention, customized programming/enhancements, federal wire fees, bank fees, transcripts, microfilm, microfiche, *disaster recovery[4], hardware at customer’s facility, telecommunications/network configuration (based on an approximate allocation of such expenses across all clients), and lost shareholder search/tracking, express delivery services, freight charges, envelopes, checks, drafts, forms (continuous or otherwise), specially requested reports and statements, telephone calls, telegraphs, stationery supplies, counsel fees, off-site record storage, media for storage of records (e.g., microfilm, microfiche, optical platters, computer tapes), computer equipment installed at the Fund's request at the Fund's or a third party's premises, telecommunications equipment, proxy soliciting, processing and/or tabulating costs, transmission of statement data for remote printing or processing, and National Securities Clearing Corporation ("NSCC") transaction fees, if applicable, to the extent any of the foregoing are paid by DST.

EACH OF THE MANAGEMENT INVESTMENT COMPANIES ON BEHALF OF EACH OF THE PORTFOLIOS SET FORTH ON SECHDULE A HERETO, SEVERALLY AND NOT JOINTLY	DST ASSET MANAGER SOLUTIONS, INC.

By: /s/ Terri L. McKinney 6/7/18	By: /s/ Brandon Anderson

Name: Terri L. McKinney	Name: Brandon Anderson

Title: Vice President	Title: Managing Director

4 The annual charge of $0.206 per account, paid monthly in increments of one-twelfth of the annual charge, and will increase proportionate to any increase in DST’s costs to provide the recovery service or in the event that the current recovery goal is shortened.  The current recovery goal is to have the TA2000 System as provided for in the Business Contingency Plan operational 4 hours after DST’s declaration of a disaster.  Data communications expenses for connectivity to the backup sites (DST owned or recovery vendor provided) are part of the DST network charges and are billed monthly as an out-of-pocket expense unless network is Fund-provided, in which case connectivity is the responsibility of Fund.

SCHEDULE 10.6

INFORMATION SECURITY PROGRAM

This Schedule is made subject to the terms of the Agreement and to the extent the terms hereunder conflict with the terms of the Agreement, the terms of this Schedule shall prevail.  The requirements of this Schedule are applicable if and to the extent that the Transfer Agent creates, has access to, or receives from or on behalf of the Fund any Fund Confidential Information, including Customer Information (as defined in the Agreement) in electronic format.

1.       Definitions.  Capitalized terms have the same meaning as set forth in the Agreement unless specifically defined below:

1.1	“Transfer Agent Security Assessment” has the meaning set forth in Section 3.2 below.

1.2	“Mitigate” means the Transfer Agent’s deployment of security controls as necessary, in its discretion, which are reasonably designed to reduce the adverse effects of threats and reduce risk exposure.

1.3	“Remediation” or “Remediate”, means that the Transfer Agent has resolved a Security Exposure or Security Incident, such that the vulnerability no longer poses a risk to Fund Confidential Information.

1.4	“Security Exposure” means an identified vulnerability that may be utilized to compromise Fund Confidential Information.

1.5	“Security Incident” means the confirmed unauthorized disclosure of Fund Confidential Information.

2.       General Requirements.

2.1    Security Program.  The Transfer Agent shall maintain a comprehensive information security program under which the Transfer Agent documents, implements and maintains the physical, administrative, and technical safeguards reasonably designed and implemented to:  (a) comply with U.S. laws applicable to the Transfer Agent’s business and (b) protect the confidentiality, integrity, availability, and security of Fund Confidential Information.

2.2    Policies and Procedures.  The Transfer Agent shall maintain written information security management policies and procedures reasonably designed and implemented to identify, prevent, detect, contain, and correct violations of measures taken to protect the confidentiality, integrity, availability, or security of Fund Confidential Information.  Such policies and procedures will, at a minimum:

(i) assign specific data security responsibilities and accountabilities to specific individual(s);

(ii) describe acceptable use of the Transfer Agent’s assets, including computing systems, networks, and messaging;

(iii)  provide authentication rules for the format, content and usage of passwords for end users, administrators, and systems;

(iv)  describe logging and monitoring of the Transfer Agent’s production environment, including logging and monitoring of physical and logical access to the Transfer Agent’s networks and systems that process or store Fund Confidential Information;

(v)  include an incident response process;

(vi)  enforce commercially reasonable practices for user authentication;

(vii)  include a formal risk management program which includes periodic risk assessments; and

(viii) provide an adequate framework of controls reasonably designed to safeguard Fund Confidential Information.

2.3    Subcontractors.  To the extent that any subcontractor engaged by the Transfer Agent to provide services under the Agreement has access to, or receives from or on behalf of a Fund any Fund Confidential Information, the Transfer Agent shall enter into a written agreement with such subcontractor, which agreement shall contain provisions regarding maintaining the confidentiality of the Fund Confidential Information which are substantially compliant with, and at least as protective as, those terms set forth in the Agreement (including this Schedule), to the extent the terms of the Agreement and this Schedule would be relevant to the subcontractor’s services provided.

2.4     IT Change and Configuration Management.  The Transfer Agent shall employ its own reasonable processes, for change management, code inspection, repeatable builds, separation of development and production environments, and testing plans. Code inspections will include a comprehensive process reasonably designed and implemented to identify vulnerabilities and malicious code.  In addition, the Transfer Agent shall ensure that processes are documented and implemented for purposes of vulnerability management, patching, and verification of system security controls prior to their connection to production networks.

2.5    Physical and Environmental Security.  The Transfer Agent shall: (i) restrict entry to the Transfer Agent’s area(s) where Fund Confidential Information is stored, accessed, or processed solely to the Transfer Agent’s personnel performing roles supporting the provision of services under the Agreement or the third party service providers authorized by the Transfer Agent for such access; and (ii)  implement commercially reasonable practices for infrastructure systems, including fire extinguishing, cooling, and power, emergency systems and employee safety.  The Transfer Agent shall implement controls that are reasonably designed to deter the unauthorized viewing, copying, alteration or removal of any media containing Fund Confidential Information.

2.6     Transfer Agent Employee Training and Access.  The Transfer Agent shall: (i) train its employees on the acceptable use and handling of Customer’s Confidential Information; (ii) provide annual security education for its employees and maintain a record of employees that have completed such education; and (iii) implement a formal user registration and de-registration procedure for granting and revoking access to the Transfer Agent’s information systems and services; and upon termination of any of the Transfer Agent’s employees, the Transfer Agent shall revoke such employee’s access to the Transfer Agent’s domain following termination of such individual and revoke such individual’s access to Customer Confidential Information as soon as possible and in accordance with the Transfer Agent’s internal policies and procedures.

2.7    Change Notifications. The Transfer Agent may, in its sole discretion, revise the Transfer Agent information security policies and procedures based on internal company security and compliance related risk assessment decisions, provided such revisions do not materially degrade the controls associated with the Transfer Agent’s information security services provided to the Fund as of the date of execution of this Schedule.

2.8    Data Retention.  The Transfer Agent shall not retain any Fund Confidential Information following completion of the applicable services provided under the Agreement, except to the extent: (a) required by U.S. law; (b) expressly required or permitted by the Fund in writing: (c) required by the Transfer Agent’s document retention policies; (d) to the extent necessary to comply with the Fund’s or the Transfer Agent’s legal or regulatory obligations; or (e) as otherwise permitted in accordance with the Agreement.

3.       Due Diligence Supporting Materials; Security Assessment.

3.1     Due Diligence Supporting Materials.  In response to the Fund’s due diligence efforts, the Transfer Agent will provide copies of its: (i) SIG; (ii) if applicable, twice annually, its Service Organizations Controls SOC 1, Type 2 Audit issued in accordance with Statement on Standards for Attestation Engagements (SSAE) SSAE 18, AT-C section 320; (iii) information security policy and control standards summary; and (iv) network penetration vendor attestation letter.  The Transfer Agent will be reasonably available to answer any additional questions of the Fund, up to forty (40) hours per year, that are not already addressed by providing the documentation set forth within this Section 3.1 and would not require the Transfer Agent, in its sole good faith discretion, to disclose information that it deems highly sensitive.

3.2    Transfer Agent Security Assessment. As part of the Transfer Agent’s Security Assessment, the Transfer Agent will: (i) conduct regular vulnerability scans on externally-facing applications that may receive, access, process or store Fund Confidential Information at the Transfer Agent’s expense; (ii) evaluate the results of the vulnerability scans and Remediate Security Exposures deemed material by the Transfer Agent’s personnel as reasonably appropriate, taking into account facts and circumstances surrounding such issues; and (iii) Mitigate Security Exposures discovered and deemed material by the Transfer Agent’s personnel within a reasonably appropriate time period. In addition, the Transfer Agent will at least once per year, perform penetration testing on its externally-facing systems that may receive, access, process or store Fund Confidential Information, and will provide the Fund with a letter confirming the testing has been performed.  The Fund is not permitted to conduct penetration testing or other code scanning on the Transfer Agent’s environment and software, unless the parties mutually agree otherwise.

4.       Security Incident Response.

4.1     Mitigation and Remediation of Security Incidents.  The Transfer Agent will Mitigate or Remediate any Security Incident in accordance with its internal security policies and procedures.

4.2    Security Incident Response.  The Transfer Agent shall maintain formal processes reasonably designed and implemented to detect, identify, report, respond to, Mitigate, and Remediate Security Incidents in a timely manner.

4.3     Security Incident Notification.  The Transfer Agent shall promptly notify the Fund, but in no event later than (seventy-two) 72 hours following discovery, of any Security Incident(s).  Such notification shall include the extent and nature of such intrusion, disclosure, or unauthorized access, the identity of the compromised Fund Confidential Information (to the extent it can be ascertained), how the Transfer Agent was affected by the Security Incident, and its response to such Security Incident. The Transfer Agent shall use continuous and diligent efforts to remedy the cause and the effects of such Security Incident in an expeditious manner and deliver to the Fund a root cause analysis and future incident Mitigation plan with regard to any such Security Incident.  The Transfer Agent shall reasonably cooperate with the Fund’s investigation and response to each Security Incident, including the Fund’s efforts to comply with statutory notice or other legal obligations (including, if applicable, litigation and reasonable investigations) applicable to Fund or its shareholders arising out of such Security Incident.  If the Fund determines in its sole discretion that it may need or be required to notify any individual(s) as a result of a Security Incident, the Fund shall have the right to control all such notifications and the Transfer Agent shall bear all direct costs associated with the notification, to the extent the notification and corresponding actions are required by U.S. law, and subject to the limitation of liability set forth in the Agreement. Without limiting the foregoing, unless otherwise required by U.S. law, no such notifications shall be made by the Transfer Agent without the Fund’s prior written consent and the Fund shall, together with the Transfer Agent, determine the content and delivery of all such notifications. For the avoidance of doubt, the Transfer Agent shall be solely responsible for all costs and expenses, subject to the limitations of liability under the Agreement that the Fund and/or the Transfer Agent may incur to the extent that they are attributable to or arise from the Transfer Agent’s breach of its confidentiality obligations under the Agreement.

5.       Miscellaneous.  This Schedule cannot be modified except by written instrument executed by both parties.